Department of

                            Environmental Protection

                      Marjory Stoneman Douglas Building
Lawton Chiles            3900 Commonwealth Boulevard       Virginia B. Wetherell
  Governor             Tallahassee, Florida 32399-3000           Secretary

                                 August 16, 1996


Robert J. Angerer, Esq.
ANGERER & ANGERER
150 S. Monroe Street; Suite 300
Tallahassee, Florida   32301

RE-  Coastal Petroleum Company Permit Application No, 1281

Dear Mr. Angerer:

This is official notification that the Department of Environmental Protection has prepared, and is ready to issue, your permit for the above-captioned application for exploratory drilling in Florida's offshore waters. However, the Department believes that the activities associated with this permit are highly controversial and the issuance of this permit will result in public concern for natural resources of the state and/or requests for administrative proceedings. Pursuant to Rule 62C-103.150(2)(a)2, Florida Administrative Code (F.A.C,), the Department shall require an applicant to publish a Notice of Intent to Issue where, it finds that the project is reasonably expected to result in a heightened public concern or likelihood of request for administrative proceedings because of the project's size, potential effect on the environment or natural resources, controversial nature or location.

       Therefore, the Department is requiring that you publish the enclosed Notice of Intent to Issue Permit. Rule 62C-103.150(2)(c) and (d), F.A.C., provides that this notice shall be published one time only in the legal ad section of a newspaper of general circulation in the area affected. For the purpose of this rule, "publication in a newspaper of general circulation in the area affected" means publication in a newspaper meeting the requirements of Sections 50.011 and 50.031, Florida Statutes (F.S.), in the county where the activity is to take place. You shall provide proof of publication to the Department, at the address specified in the Notice of Intent, within seven days of publication.


                                   Sincerely,


                                   /s/ Nevin Smith
                                   Nevin Smith
                                   Executive Services Director
                                   Division of Administrative
                                   And Technical Services

   "Protect, Conserve and Manage Florida's Environment and Natural Resources"
                           Printed on recycled paper.

                                STATE OF FLORIDA
                     DEPARTMENT OF ENVIRONMENTAL PROTECTION

                        NOTICE OF INTENT TO ISSUE PERMIT

     The Department of Environmental Protection gives notice of it's intent to issue an Oil & Gas Exploration Drilling permit (permit number 1281) to Coastal Petroleum Company, whose agent is Mr. Phillip W. Ware, President, Coastal Petroleum Company, Post Office Box 609, Apalachicola, Florida 32329.

     The project site is located approximately 10 miles due south of the St. George Island Bridge in State Waters off Franklin County, Florida.

     A person whose substantial interests are affected by the Department's proposed permitting decision may petition for an administrative proceeding (hearing) in accordance with Section 120.57, Florida Statutes. The petition must contain the information set forth below and must be filed (received) in the Office of General Counsel of the Department at 3900 Commonwealth Boulevard, Mail Stop 35, Tallahassee, Florida 32399-3000, within 14 days of publication of this notice. Petitioner shall mail a copy of the petition to the applicant at the address indicated above at the time of filing. Failure to file a petition within this time period shall constitute a waiver of any right such person may have to request an administrative determination (hearing) under Section 120.57, Florida Statutes.

     The Petition shall contain the following information: a) The name, address, and telephone number of each petitioner, the applicant's name and address, the Department Permit File Number and the county in which the project is proposed;
b) A statement of how and when each petitioner received notice of the Department's action or proposed action; c) A statement of how each petitioner's substantial interests are affected by the Department's action or proposed action; d) A statement of the material facts disputed by Petitioner, if any; e) A statement of facts which petitioner contends warrant reversal or modification of the Department's action or proposed action; f) A statement of which rules or statutes petitioner contends require reversal or modification of the Department's action or proposed action; and g) A statement of the relief sought by petitioner, stating precisely the action petitioner wants the Department to take with respect to the Department's action or proposed action.

     If a petition is filed, the administrative hearing process is designed to formulate agency action. Accordingly, the Department's final action may be different from the position taken by it in this Notice. Persons whose substantial interests will be affected by any decision of the Department with regard to the application have the right to petition to become a party to the proceeding. The petition must conform to the requirements specified above and be filed (received) within 14 days of publication of this notice in the Office of General Counsel at the above address of the Department. Failure to petition within the allowed time frame constitutes a waiver of any right such person has to request a hearing under Section 120.57, F.S., and to participate as a party to this proceeding. Any subsequent intervention will only be at the approval of the presiding officer upon motion filed pursuant to Rule 28-5,207, F.A.C.

     The application is available for public inspection during normal business hours, 8:00 a.m. to 5:00 p.m., Monday through Friday, except legal holidays, at Department of Environmental Protection, Bureau of Geology, the Gunter Building, Florida State University, 903 West Tennessee St., Tallahassee, Florida 32304-7700.